DENTSPLY INTERNATIONAL

Moderator: Bret Wise

05-01-07/8:30 a.m. CT

Confirmation # 1979848

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

May 1, 2007

8:30 AM E.T.

Operator: Good day everyone, and welcome to today’s DENTSPLY International’s first quarter 2007 earnings release conference call. As a reminder, today’s call is being recorded.

For opening remarks and introductions, I would now like to turn the conference over to Mr. Bret Wise, Chairman and Chief Executive Officer. Please go ahead, sir.

Bret Wise: Thank you, Matt and good morning everyone. Thank you for joining us on our first quarter earnings conference call. This is Bret Wise and also with me today are Chris Clark, our Executive Vice President and Chief Operating Officer, and Bill Jellison, our Senior Vice President and Chief Financial Officer.

I’d like to begin the call today with some overview comments regarding our results for the first quarter and also provide a brief update on several strategic initiatives we have underway. Chris Clark is going to follow my comments with an update on our new product pipeline, and Bill Jellison will then take you through a more detailed review of our financial results.

Following our formal remarks, of course, we’ll be pleased to answer any questions that you may have.

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

05-01-07/8:30 a.m. CT

Confirmation # 1979848

Before we get started, it’s important to note that this conference call may include forward-looking statements involving risks and uncertainties. These should be considered in conjunction with the risk factors and uncertainties described in the Company’s most recent annual report on Form 10-K, our periodic reports on Form 10-Q, our press releases and our conference call transcripts, all of which are filed with the SEC.

This conference call, in its entirety, will be part of an 8-K filing later this week and will be available on our Web site.

So by now each of you should have received a copy of our first quarter earnings announcement, which was released last night after the market closed. If for some reason you haven’t received that, it is available on our Web site.

We’re very pleased to report a strong and improved performance in both sales and earnings for the first quarter. Reported sales for the quarter were 472.9 million, which is a 9.7 percent increase compared to the 2006 quarter. And excluding precious metal content, sales were 423.3 million, which is a 10.4 percent increase versus the 2006 first quarter.

The 10.4 percent increase in sales, excluding precious metals, was comprised of internal organic growth of 6.4 percent and foreign exchange of 4.0 percent. The internal growth rate was led by both our implant and our orthodontic businesses, which both had double-digit growth in the first quarter. Our worldwide implant internal growth rate was in excess of 20 percent. And in total, including currency effect, the implant business grew by over 30 percent during the quarter.

Our orthodontics business also had an internal growth rate in the low teens for the first quarter, and this was helped by a strong demand for our new self-ligating ceramic bracket called Innovation C.

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

05-01-07/8:30 a.m. CT

Confirmation # 1979848

The geographic breakdown of internal growth for the quarter, again excluding precious metals, was 4.7 percent in the U.S., 8.2 percent in Europe and 6.6 percent for the balance of the world.

We’re pleased to see a steep recovery in the U.S. internal growth rate following the implementation of our U.S. Strategic Partnership program in the fourth quarter last year. U.S. growth was strong in our chairside consumables, our crown and bridge product lines, including Cercon, our all ceramic crown and bridge product, and in orthodontics.

Growth in Europe continues to be very strong at 8.2 percent, led by double-digit performance in all of our specialty businesses, including orthodontics, endodontics and implants.

In the rest of the world category, we delivered double-digit growth in Asia, Africa and Australia and high single-digit growth in Japan. The performance in Japan really builds upon some of the improvements we made in 2006 in that region, and we believe our first quarter performance is well in excess of market rates.

Just a couple of specific points that impacted growth this period, as we discussed on our year-end call, the International Dental Show, which is referred to as IDS, was held in the third week of March in Cologne, Germany. This show is held every other year and is by far the largest dental forum in Europe. This year over 1700 companies attended and exhibited at the show, and estimates are that over 100,000 dental professionals attended.

We had a strong presence at the IDS, and we were very encouraged by the optimism of the dentists attending and the bullish sentiment towards new products coming out, and new technologies that are being developed. We think this is a bullish sign for the industry and the dental profession in total.

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

05-01-07/8:30 a.m. CT

Confirmation # 1979848

Those attending our exhibit showed a strong interest in many of our new and existing products, and Chris Clark is going to elaborate on some of those later on the call this morning. But overall, we are very encouraged, and the show certainly aided our European sales growth in this quarter.

Moving to the U.S. market, as you may recall, we merged our endodontics and our implant businesses in the U.S. effective January 1.

This new combined unit now has a very unique product offering and a value proposition. The business has been very active in bringing the combined sales force up to speed on both of these very technical disciplines of dentistry, and the feedback we have from the field reps and the customers is very encouraging, and we’re pleased with our progress in both of these areas. We believe that this will continue to build over time as the reps become more comfortable and proficient, particularly in the implant area.

Just a brief update on our U.S. based Strategic Partnership program with our U.S. distributors. Sales growth rebounded in the first quarter with our chairside consumables that go through that channel. As we indicated in the fourth quarter, we’ve remained heavily focused on end user promotions in both the fourth quarter and the first quarter this year, to drive end user demand during this implementation of the initiative. This contributed somewhat to higher expenses, but it’s been very successful in driving growth, particularly as dentists that source from discontinued dealers need to look to change distributors for our products during this period of transition.

Late in the quarter, we also became aware that there’s been an influx of our products being sold into the U.S. market from offshore through the discontinued dealers that now can’t source the product directly from us. This is problematic as the offshore product is often labeled differently than is required for the U.S. market. And in many instances, has a different formulation from what we sell in the U.S. market. So we’re very active in trying to track down these channels of supply and hope to make continuous progress in closing them down throughout the year.

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

05-01-07/8:30 a.m. CT

Confirmation # 1979848

Although these channels do not really impact our overall growth rate, it can skew our regional growth indicators as sales outside the U.S. end up coming back into the U.S. market and could replace what we report as a U.S. sale. So we’re going to stay on top of this; we’re going to monitor it very closely for the next couple of quarters to close down those channels and also understand what impact it has on our regional growth rate. I would say in the first quarter it did not have a material effect on our growth rate in the U.S.

Overall, I think at this point, the Strategic Partnership program has met or exceeded the expectations that we had going into the initiative. Our relationship with our continuing dealer partners is very strong, and our field reps are rapidly learning to work effectively with the new sales tools that we have coming out of this process.

From an earnings perspective, we generated 38 cents per share in the quarter, which is up 22.6 percent from the prior year’s first quarter. If you remove the restructuring charges from both periods, earnings improved 15 percent year-over-year, and Bill will provide you more details on the earnings performance during his comments. But, I think it’s fair to say at this point, we’re off to a strong start for 2007.

We remain optimistic as the outlook for the year with the first quarter results giving us increased confidence. We’re reconfirming this morning our internal growth rate estimate of five to six percent for the full year, and again we remain comfortable in the upper half of that range at this point.

If the dollar remains weak, of course, currency growth will add to that, and additionally, as always, we continue to pursue potential acquisition opportunities that we think can enhance the business.

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

05-01-07/8:30 a.m. CT

Confirmation # 1979848

The strong start also gives us confidence in our earnings guidance of $1.56 to $1.61 per share for the full year. And that excludes restructuring charges and any one time tax issues, again reflecting double-digit earnings growth for the full year.

Given the strong start in the first quarter, we’re now more comfortable towards the upper end of that range, and we expect to revisit our earnings guidance for the full year following our second quarter.

So at this time, I’d like to turn the call over to Chris Clark, our Chief Operating Officer who will provide you with an update on our new product pipeline. Chris?

Chris Clark: Thank you, Bret and good morning everyone. Thank you for joining us on our call this morning. I’d like to take a few moments to provide you an update of our innovation efforts, and highlight some of the key, new product introductions both from late last year as well as the first quarter of 2007.

Starting first with an update of one of our key late 2006 introductions, we continue to be very excited about the performance of Innovation C, our revolutionary, new ceramic orthodontic bracket system. This is the first and only self-ligating ceramic bracket on the market, combining the benefits of an interactive bracket system with the strong aesthetics of ceramic brackets. We’ve expanded production capacity to keep up with customer demand, and it’s very clear that we’re gaining both momentum and incremental sales through trading existing customers up to Innovation C, as well as through customer conversions from competitive bracket systems.

We continue to be active on the innovation front in the first quarter with the introduction of seven new products during the period. This includes an improvement to the software supporting the Cercon system, called Cercon Art, which provides the laboratory with expanded capabilities in the design of Cercon copings and substructures for crowns and bridges. This includes the ability now

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

05-01-07/8:30 a.m. CT

Confirmation # 1979848

to manually edit the preparation line and give the labs expanded capabilities to design frameworks according to the natural anatomical shape of the tooth.

Our DeguDent division to Europe also expanded their manufacturing support services to Cercon customers to now include fabricating six unit bridge frames, which continues to expand the capabilities of our Cercon system. Cercon continues to be a significant contributor to our overall growth with total Cercon sales growth in the quarter well into double-digits.

Moving to the implant side, our Friadent division showed a guided surgery system at the IDS. This solution offers maximum safety and economy in implant planning and has a special drill and guidance system for more convenient drilling and implant placement. This innovative system leverages some of the software development from Materialise Dental, in whom we bought an equity position last year. It uses a unique sleeve-on drilling system that provides improved drill access in posterior regions of the mouth. As I mentioned, we demonstrated the system at the IDS, and anticipate initial shipments in Europe during the second quarter.

During the first quarter, we also introduced SmartCem, which is a new resin cement specifically designed to address customer needs in the Japanese market. This product has desirable adhesive strength and has easy removal of excess cement during placement. SmartCem demonstrates our continued commitment to expand our market position in the key Japanese market.

Finally, I’d also like to provide you a brief update on our work with IDMoS, plc. You may recall that this is a company with whom we’re developing a line of caries detection and monitoring products based on their extensive work of the electrical impedance area. We’re continuing our collaboration with IDMoS and the technology has now been refined to a point where we’re focusing our efforts on claims definition and support. This is really a critical step prior to initiating regulatory filings and marketing the product.

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

05-01-07/8:30 a.m. CT

Confirmation # 1979848

As we look at the second quarter and beyond, we continue to have a full pipeline of new products that we anticipate bringing to market over the balance of the year. And, we remain very optimistic about the anticipated impact of our innovation efforts.

I’d now like to turn the call over to Bill Jellison, our Chief Financial Officer, to review the financial results for the quarter in more detail. Bill?

Bill Jellison: Thanks Chris; good morning everyone. As Bret mentioned, net sales for the first quarter of 2007 increased by 9.7 percent in total, and increased by 10.4 percent, excluding precious metals. The sales increase, ex precious metals, for the quarter included a 6.4 percent increase from internal growth and a four percent increase from foreign exchange translation. The geographic mix of sales, ex precious metals in the first quarter of 2007, included the U.S. at 40.5 percent, Europe/CIS represented 40.6 percent this year, and the rest of the world was 18.9 percent of sales.

European sales as a percent of total sales increased, as Europe continued to grow faster than the U.S. throughout 2006 and in the first quarter of 2007 due to the weakening of the U.S. dollar versus the European currencies. The strong euro in the first quarter compared to last year, not only benefited sales growth, but also had a slight positive impact on earnings in the period.

Gross margins for the first quarter were 58.2 percent, that’s ex precious metals, compared to 57.4 percent in the first quarter of 2006. Margin rates were positively impacted in the quarter not only by improved product mix, including the launch of new products, but also from improved manufacturing efficiencies. Gross margin rates are expected to continue to run at an improved level throughout 2007.

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

05-01-07/8:30 a.m. CT

Confirmation # 1979848

SG&A expenses were $164.1 million or 38.8 percent of sales, ex precious metal, in the first quarter of 2007 versus 37.9 percent in the prior year’s first quarter.

The higher expense level in the first quarter primarily resulted from the cost associated with the IDS, the International Dental Show, which is held in Germany every two years, increased selling and marketing expenses to support and strengthen the combination of our U.S. endodontic and implant businesses, the cost of additional sales reps, and expenses were also negatively impacted by a stronger euro in the period.

Operational margins for the quarter were 17.2 percent compared to 16.2 percent in the first quarter of last year. Operating margins based on sales, excluding precious metals, were 19.2 percent compared to 18.3 percent last year in the same period.

And operating margins based on sales, excluding precious metals for comparative purposes, excluding restructurings in both periods, would have been 19.4 percent in the first quarter of 2007 and 19.5 percent in 2006. While this quarter reflects a slight decrease in operating margins, excluding restructuring costs and based on sales excluding precious metals, we continue to believe that these operating margins will be favorable for the whole year when compared to 2006 by approximately 30 to 50 basis points.

Net interest and other income in the first quarter of $2.3 million, which is an improvement of 1.1 million compared to last year’s first quarter. Net interest income improved by $1.3 million in the quarter and other income decreased by $.2 million, primarily as a result of lower foreign exchange transaction gain in the first quarter.

As we move through this year, we currently expect net interest to continue to run favorably as a result of our net investment hedges and our lower borrowing levels.

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

05-01-07/8:30 a.m. CT

Confirmation # 1979848

The corporate tax rate in the quarter was 29.9 percent compared to 29.8 percent in the first quarter of 2005. The first quarter’s operational tax rate was 30.2 percent

In the second quarter of 2007, Germany is expected to ratify a change in their corporate tax rate to be effective January 1, 2008. We expect this to result in a positive adjustment to our deferred taxes and the adjustment will be treated as a one time tax benefit in the second quarter of 2007.

We also expect a future operational benefit beginning in 2008 which we will better assess later this year.

Net income in the first quarter of 2007 was $58.5 million or 38 cents per diluted share, compared to $50 million or 31 cents per diluted share in the first quarter of 2006. On a pro forma basis, net income, excluding restructuring charges, and one time tax benefits, which constitutes a non-GAAP measure, were $58.9 million or 38 cents per diluted share in 2007 compared to $52.9 million or 33 cents per diluted share in the first quarter of 2006.

This represents a 15.2 percent increase in earnings per diluted share on an adjusted or pro-forma basis in the first quarter of 2007.

Let’s now look at the cash flows and a few of the balance sheet items. Cash flow from operating activities was $41.8 million in the first quarter of 2007, compared to $11.4 million in the same period last year.

The first quarter of 2006, however, included $23 million of cash out flow for the tax payment associated with the repatriation of foreign earnings made in the fourth quarter of 2005. Adjusting for this cash outflow in 2006, operating cash flow would have increased by 21.5 percent in this period.

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

05-01-07/8:30 a.m. CT

Confirmation # 1979848

Capital expenditures were $11 million in the first quarter, while depreciation and amortization were $13 million in the period.

Inventory days were 101 at the end of the first quarter of 2007 compared to 96 days at the end of the first quarter last year, and also at the end of 2006. Inventory was built to support the IDS and new product launches, and we expect them to improve to the low to mid 90 days range by year-end.

Receivable days were 59 days at the end of the first quarter in 2007 compared to 57 days at the end of the first quarter of 2006.

We do expect improvement in AR days back to the mid-50s by the end of this year.

And at the end of the first quarter of 2007, we had $137 million in cash and short-term investments. Total debt was $423 million at the end of the first quarter.

DENTSPLY has repurchased $21 million of stock or approximately 667,000 shares at an average price of $32.22 so far in 2007. Based on the company’s current authorization to maintain up to $14 million shares of treasury stock, we still have approximately three million shares available for repurchase.

And finally, as Bret noted, we remain comfortable with a diluted earnings per share range of $1.56 to $1.61 cents for 2007. And this guidance excludes the impact of restructuring costs or one time tax adjustments.

That concludes our prepared remarks. Thanks for your support and we’d be glad to answer any questions that you may have at this time.

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

05-01-07/8:30 a.m. CT

Confirmation # 1979848

Operator: Thank you. The question and answer session will be conducted electronically. If you would like to ask a question, please do so by pressing the star key followed by the digit one on your touch-tone telephone. If you’re using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, please press star 1 at this time.

We’ll go first to Derek Leckow with Barrington Research.

Derek Leckow: Thank you, good morning.

Bret Wise: Good morning, Derek.

Derek Leckow: Just a question on SG&A expenses. You mentioned there were two components there that were sort of one time in nature, and I just wondered how much of that will be flowing into the future quarters here in the year.

Bill Jellison: Yes, I think the two components, Derek, we talked about, one is more of a one time nature, that’s the IDS component, and that happens every two years. The other piece was really because of the additional cost that we’ve invested into the combination of the U.S. implant and endodonic businesses, and while that’s an increase over where we were last year, it’s more of an ongoing investment. We’re investing in that area because we think that the continued potential for growth is very solid. So those two areas were probably equivalent to around three to four million dollars in the first Q.

Derek Leckow: Three to four million, OK.

Bill Jellison: Right.

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

05-01-07/8:30 a.m. CT

Confirmation # 1979848

Derek Leckow: And then just looking at your gross profit margin, that was a little bit higher than we expected by about 100 basis points. I just wondered if that’s just a lot higher than your typical improvement year to year. Is that a reflection of what’s happening with the endodonic and implant businesses or where is that coming from?

Bill Jellison: We’re seeing a number of very positive benefits. Two primary areas are implants as well as orthodontics. Orthodontics is benefiting from the trend in self-ligation where we have Innovation C products which we’ve talked about a number of times in the past. Innovation C is the self-ligating ceramic bracket. Those brackets typically have a price point that are in the $13 to $15 bracket level compared to a standard stainless steel bracket with a price point of only $3 to $4 per bracket. And then you kind of work your way up to clear brackets, and self-ligating stainless steel brackets are kind of in the middle there. So that continual trend on the ortho side bodes well for our business. It’s the first and only self-ligating ceramic bracket out there, and the margin dollars are improved on those brackets. Also implants continue to grow, as Bret mentioned. Implant internal growth was in excess of 20 percent, total implant growth with the exchange was in excess of 30 percent. This mix helps us to deliver an improved margin rate.

Bret Wise: This is Bret; I would add to that that some of the things we’re doing on the manufacturing side are also having an impact. We initiated a pretty broad program last year. We called it Demand Manufacturing Planning, which is basically a lean initiative across a number of our plants, and we’re expanding that this year, and it’s having an impact on our overall cost structure as well, which is helping those margins.

Derek Leckow: OK, so we should probably model in 100 basis point improvement then for the year? Does that sound reasonable?

Bret Wise: Yes, I would model in some improvement for the year.

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

05-01-07/8:30 a.m. CT

Confirmation # 1979848

Derek Leckow: OK. And then on the issue you raised about the gray market goods coming into the U.S. market, how important is that issue, and what can you do to combat that?

Bret Wise: It’s important for a couple of reasons. One is a regulatory reason. And that being that the labeling of that product may not meet the FDA’s requirements. It may be labeled differently. In fact, it usually is labeled differently for these foreign markets. And sometimes the formulation is different from the formulation we use in the U.S. So it’s important from a regulatory standpoint, certainly.

It’s also important to us because as we sell offshore, this might be a product going into Asia or Latin America at lower price points, and then being brought back into this market to sell through distributors that can no longer source the product from us. So it can skew our regional growth rates, and that’s why we’re watching it very closely. It won’t change our overall growth rate because it’s still our product, just not a product that’s designed and labeled for the U.S. market. And the way we track that is, if we can get our hands on the product, via the lot numbers, we can tell where it was sold to and we can shut those buyers down.

Derek Leckow: Oh I see.

Bret Wise: It is our only recourse really.

Derek Leckow: But that takes a little bit of time to gather that information though and confront the suspected party I guess, right?

Bret Wise: Yes, and that’s why we’re going to monitor it very closely here for the next several quarters. We raised it because it’s been brought to our attention from a number of our continuing dealers. But interestingly enough, it’s been brought to our attention from our discontinued dealers too. So

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

05-01-07/8:30 a.m. CT

Confirmation # 1979848

it’s important. It’s not going to affect the overall growth rate in any way, but it could skew regional rates modestly, and that’s why we’ve commented on it today.

Derek Leckow: OK, well thanks very much guys. I appreciate it.

Bret Wise: You bet.

Operator: We’ll go next to Jon Wood with Bank of America.

Jon Wood: Hey thanks, good morning.

Group: Good morning.

Jon Wood: You commented on the implant growth in total, but any sense on what that grew in the U.S. in the quarter? Or are we too early in that strategy?

Bret Wise: I think we’re probably too early in that strategy. I’ll tell you that the internal growth rate in the first quarter ’07 was better than the growth rate in ’06. But I think that this will be a progressive improvement as implants is a very technical and technique sensitive product line, and it takes a while for the reps to become really proficient and comfortable with it. So what we see today is some of our reps have embraced it and jumped right into the water with it and are doing a good job selling it. Others, it takes longer to get them up to speed and get them comfortable. So overall we’re pleased with the progress, the internal growth rate for implants in the U.S. did accelerate this quarter over what we had seen in the first quarter of last year, but I think it will be a progressive investment for us probably over this year.

Jon Wood: OK, great. And you commented on the planned Materialise launch in Europe in the second quarter of ’07. Any sense on when that product will be ready to roll out in the U.S.?

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

05-01-07/8:30 a.m. CT

Confirmation # 1979848

Bret Wise: We try not to give real specific timing on new product launches. We mentioned the product in Europe because it actually was shown at the IDS, so we’re already seeing demand for that, and it will be rolled out probably this quarter. The U.S. will come later I suspect. I don’t know if it will be an ’07 launch or it’ll be an ’08 launch, but it will trail the European launch by some period of time.

Jon Wood: OK, great, and then one for Bill. The balance sheet looks pretty overcapitalized here. I mean can you just comment broadly on the acquisition pipeline. I know it’s difficult given the timing, but what are you seeing in deals out there?

Bret Wise: Well, first of all, what we saw at the IDS was very encouraging. There were 1700 companies at the IDS. It’s kind of a good indicator of how fragmented this business is. Most of those companies are small, family-owned businesses. Sometimes they’re undercapitalized, and usually they have a pretty narrow product mix, but they may have one or two very good technologies that have the capacity to grow in the market. And when we see those kinds of companies, that’s where we like to acquire the company, or sometimes partner with the company, like we are with Materialise, to give them access to our global sales channel to help them grow more rapidly.

So we’re encouraged by what we see in the industry. There’s always timing risk with respect to acquisitions, but we’re very active and it’s a key part of our strategy, so we’ll keep you updated on that as we go through the year.

Jon Wood: OK, great, thanks a lot.

Operator: We’ll go next to Anthony Ostrea with JMP Securities.

Anthony Ostrea: Hi, good morning guys.

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

05-01-07/8:30 a.m. CT

Confirmation # 1979848

Group: Morning.

Anthony Ostrea: A few questions. Bill, you had mentioned on the operating expenses line two things. One was the IDS showing, two the costs related to the endo and implant sales force combination. Is the second piece an ongoing expense or is that really one time?

Bill Jellison: No, the second piece is really a more ongoing investment that we’ve made by ramping up a number of the costs, both the sales rep costs, the advertising, marketing, training related costs associate with that business to support that combination, and also because we believe that there is additional growth opportunities in there. So, you know, that’s an investment that should continue for that group.

Anthony Ostrea: So that’s three to four million that he called out for both of those items. What was just the IDS, the show piece?

Bret Wise: I think, Anthony, we’d like to not be too precise on that.

Anthony Ostrea: OK.

Bret Wise: On either one of those two. The other thing I would elaborate on is, we’re investing in sales and marketing in those businesses and they’re beginning to grow faster, but the level of investment we have today supports a higher sales level, so those ratios will normalize when we get the sales growth coming out of those investments, and that can take a period of time, particularly when you’re talking about training new reps in a pretty technique sensitive area of dentistry.

Anthony Ostrea: And also, was there an impact on the end user marketing that you spoke about for Q1 for the U.S.?

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

05-01-07/8:30 a.m. CT

Confirmation # 1979848

Bret Wise: Yes, the Strategic Partnership program that we have in the U.S., we had commented on in the fourth quarter and confirmed it again today, that both in the fourth quarter and the first quarter, we’ve been very focused on end user marketing, particularly during this period of transition from discontinued dealers to our continuing dealers. So, yes that has played a role as well.

Anthony Ostrea: And when might we expect that to ease up?

Bret Wise: I would say later this year. I would think we’ll continue to do that in the second quarter, probably the third quarter, but at some point we’ll be able to back off on that.

Anthony Ostrea: And then turning to the U.S., I know you had mentioned, Bret, in your prepared remarks, that you saw an acceleration in internal growth in your consumables. Can you quantify those numbers?

Bret Wise: It was high single digits.

Anthony Ostrea: OK.

Bret Wise: In the U.S.

Anthony Ostrea: High single digits in the quarter?

Bret Wise: Yes.

Anthony Ostrea: OK, and then on new products, was that seven in Q1? How many are slated for the rest of the year?

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

05-01-07/8:30 a.m. CT

Confirmation # 1979848

Chris Clark: Yes, we anticipate year-in, year-out, new product introductions in the 25 range. We’re comfortable with that as a general guidance and hope to exceed that. So again, if you’ve got seven the first quarter, Anthony, you’ll continue to see roughly that rate moving forward. Obviously some quarters might be a little light and some quarters might be a little heavy, but we’re comfortable with the guidance of 25 for the year.

Anthony Ostrea: OK, and then lastly, on just Germany specifically, how much did Germany grow?

Bret Wise: Germany grew a little bit below the European rate. We’re at 8.2 percent of all of Europe, and Germany was modestly below that.

Anthony Ostrea: Great. Thanks for taking the questions.

Bret Wise: OK.

Operator: We’ll go next to Jeff Johnson with Robert Baird.

Jeff Johnson: Good morning guys. Thanks for taking the questions.

Group: Good morning Jeff.

Jeff Johnson: Wondering if we can start maybe on the Centralized Manufacturing Initiative in Europe. Are we still on track to maybe see non-precious metals in the third quarter, I think, is when that was rolling in? And then if you can compare and contrast maybe the strategy in Europe on a Centralized Manufacturing plan versus the Prident initiative kind of, you know, who are the different customers you’re targeting with each and how are they, those two strategies different?

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

05-01-07/8:30 a.m. CT

Confirmation # 1979848

Bret Wise: OK, that’s a lot to answer. Let me kind of walk through that. Centralized Manufacturing in Europe, for the rest of the people on the call, what he’s referring to is that our DeguDent business unit in Germany now offers milling of a variety of substructures for sale to the lab, not the dentist, but to the lab. And that business was launched, and it was at the IDS that we spoke about it. Today we’re doing one substrate through that product, and we’ll be adding more substrates as we go through the year, one of which is non-precious metal.

Jeff, I’m a little reluctant to predict what the launch date of that is, but I think it’s fair to say that DeguDent expects to launch it sometime in ’07. I’m not sure what quarter.

And that market or that strategy compares with Prident, which was also mentioned, which is a lab that we own in China, which today supports the U.S. lab market only, where an impression is taken in the U.S., is sent to our lab in China and is turned around in 5 to 7 days.

Bret Wise: The substructure or the full crown is built by our lab in China. We guarantee the metal that’s used in the substrate. We guarantee the fit. We guarantee the service. That’s sold back to the U.S. lab who sometimes finishes the product, and then the lab sells it directly to the dentist. So we launched Prident in early 2006. It’s going well for us, and we’re launching the Centralized Manufacturing in Europe.

Jeff Johnson: Great, that’s helpful, Bret, thank you. And then looking at guidance for the year and this quarter’s organic growth, you know, obviously a solid number this quarter, but maintaining kind of the upper end of that five to six percent range somewhat implies that organic growth could fall off as we go throughout the year. Yet it seems like U.S. trends are moving in the right direction. Obviously there’s some good things going on in Europe. You know, is this just conservatism on your part or is there some fall off maybe that we should be thinking about later in the year in some areas?

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Bret Wise: Well it’s a couple of things. One, we only have a quarter behind us, and we’d like to see one more quarter before we begin raising that guidance. Two, is we know that our comparisons are going to be somewhat tough in the third quarter, and then not tough in the fourth quarter, so we would expect to see a little bit lower organic growth in the third quarter and higher organic growth in the fourth quarter. How that averages out is not real clear at this point, but it’s fair to say that given the start that we had for the year, we’re confident in the five to six range and towards the high end of that, and we’d like to see one more quarter come in before we start moving that range in any direction.

Jeff Johnson: Great, and last question, I guess, would be – what? I just lost it here. Well I guess I’ll come back in if I need to. Thanks.

Bret Wise: OK, thank you.

Chris Clark & Bill Jellison: Thanks Jeff.

Operator: We’ll go next to Steven Postal with Lehman Brothers.

Steven Postal: Thanks, good morning guys.

Group: Morning.

Steven Postal: First, just a clarification, the tax rate adjustment in Q2, is that excluded from guidance?

Bill Jellison: Yes, that’s excluded from guidance. That’s a one time adjustment in our deferred taxes.

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Steven Postal: OK, and then a question about Oraqix. I believe, you know, some months ago you changed the distribution strategy there. Can you just update us on how sales of that product are going, and, you know, perspectives on the change strategy?

Bret Wise: Sure. What Steven is referring to is that when we initiated the U.S. Strategic Partnership program in the fourth quarter of last year, we also changed our distribution strategy for Oraqix, which prior to that was sold only through one distributor in the U.S. And, as part of the U.S. Strategic Partnership program, we’ve made that product now available to all of our continuing dealers, so there’s 22 continuing dealers that have that product in the bag. I’d say that the broader based distribution strategy is working very well. There is broad appeal for that product, and frankly it’s helping us by having many more feet on the street that are carrying that product going through the 22 continuing dealers to reach more dentists and specialists with the product. So I think it’s going very well. It was a modest change for us fourth quarter last year, and we’re seeing the benefits of it now.

Steven Postal: OK, and then can you give us some perspectives on what you think the impact of economic growth is on the business? And it certainly seems like you’ve got strong economic growth in Europe. Do you think that had an impact on the positive performance in that part of the region, or part of the world?

Bret Wise: Well, I think it plays a part, particularly in the confidence of the end user, the dentist in this case, and I think the improved economic situation in Europe is helping. I think that was evident at the IDS. People were very upbeat there. They were looking at and investing in new technologies, and I think that bodes well for continued growth in that market. So it does play a role.

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The consumption of dental products is more driven by reimbursement then it is by gross economics. So as people become employed, they get dental insurance. People have confidence in the government’s reimbursement scheme, that tends to drive dentistry as well.

Steven Postal: OK, fair enough, and one final question I guess, I think you previously talked about seeing a positive impact on the margins from the closure of the Chicago pharmaceutical facility. Can you just update us on that? Is the positive impact there being completed, and maybe just your pharma initiatives post the closure?

Bill Jellison: Yes, at least as far as from the plant is concerned, we were already getting the benefits of that closure last year, the numbers that we’re reporting now takes full account of the benefits of closing the facility down. I think as we continue to move out with some of our suppliers in the future that there may be some other smaller opportunities, but I think that the majority of that is behind us.

Steven Postal: OK, thanks a lot.

Operator: We’ll go next to Matt Buten with Sapphire Capital.

Matt Buten: Hi, and also congratulations on a nice quarter. You gave a bit of pacing for the organic growth for the back half, what should we think about sort of for next quarter given the IDS? Is that a net positive, or is there sort of a little bit of a hangover post that?

Bret Wise: Well, we tend to shy away from specific quarterly guidance on internal growth just because it was difficult to predict. We’re staying with the five to six percent in the upper half of that for the full year. We had a reasonable quarter last year in the second quarter, so we don’t have necessarily a tough comp or an easy comp. The IDS this year fell in the third week of March, which means that we had shipments from the IDS demand both in the third week of March and

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the fourth week of March. So we did come into the second quarter with some back logs because of the IDS, but it was pretty modest at this point.

Matt Buten: OK, and then on the balance sheet, you know, the sequential growth in receivables and inventory relative to, let’s say, revenue growth. What causes that and how are you going to get them back in line as you discussed?

Bill Jellison: Sure. I think, you know, the first one is on inventories. Of the increase in inventories, almost three full days is because of the exchange rates, with the higher exchanges in the European areas, but inventories still crept up. Part of that was in preparation for the IDS show, and to make sure that we add enough products to cover the requirements from that show, and also from a couple of the new product launch categories that we’ve got, especially around Cercon related products.

Our expectation, as I mentioned, is to have that inventory day level drop off as we move through the year back down to the mid 90-day range, maybe even into the low 90-day range, by year-end.

Matt Buten: And on the receivable side?

Bill Jellison: And, on the receivable side, we crept up a couple of days. There maybe a day of that really reflected the currency side of it. Part of it, as well, was around some of the Cercon related products because we wanted the equipment out in the hands of some of those users, because the equipment is absolutely going to drive the consumable base. Chris mentioned that we grew well into the double-digits. Our consumable base side of that was well above those levels. And I think that just continues to show us strong performance within that category. Again, as we move through this year, I think our receivables will improve probably into that mid-50 range.

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Matt Buten: OK, and on that same topic of FX, you mentioned there was a slight benefit from FX on the bottom line. What do you think the total was in terms of operating margin or net EPS impact?

Bill Jellison: Sure. I think from an overall perspective, roughly every five percent growth, especially in the European currencies, probably equates to somewhere around a half cent to maybe a full cent per share. That’s probably reasonable for both this quarter as well as moving forward. On the top line sales perspective, you can see how much the euro strengthened within the period, and we actually picked up the four percentage points from favorable exchange.

If you look and compare kind of the euro currencies from last year against where they’re running at today, I think you should also expect, especially on the sales side, that we’ll continue to see positive FX sales growth probably in the two to three percentage points plus range over each of the next two to three quarters.

Matt Buten: Great, thank you very much.

Operator: And we’ll take a follow up question from Jeff Johnson with Robert Baird.

Jeff Johnson: Hey guys, I remembered my other question. As far as the IDS, Bret, you kind of explained this, I think near the end there, but back in the Gendex days, we used to think of IDS as having kind of a one or two quarter lagging effect. Now it seems like on the consumable side it had a Q1 primary impact. Was there any risk of pull forward into Q1 out of Q2 that we should be thinking about as we model Q2?

Bret Wise: That’s always possible, and you’re right that in equipment sales there’s often a delay, whereas in consumable sales, the reaction is much quicker. There could be a modest impact of end users that bought new technologies or new consumables, and now they’ll have to use those out in the second quarter, but I wouldn’t expect it to be material.

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Jeff Johnson: OK, that’s helpful. Thanks guys.

Operator: And that does conclude today’s question-and-answer session. I’ll turn the call back over to Bret Wise for any additional or closing remarks.

Bret Wise: OK, well thank you again for joining us today for our first quarter report. We feel good about a strong start to the year, and are confident about our prospects. Dentistry remains a very interesting segment of the overall healthcare market, and we believe that DENTSPLY is uniquely positioned to serve and succeed in this environment. And we look forward to updating you on our progress as we progress here through the year.

So thank you again and we’ll talk to you at the end of the second quarter.

Operator: That does conclude today’s conference call. Thank you for your participation and you may disconnect at this time.

END